MANAS PETROLEUM CORP. APPOINTS DR. RICHARD SCHENZ AS AN INDEPENDENT DIRECTOR

Manas Petroleum Corp. (MNAP.OB)

Baar, Switzerland, November 21, 2008.

Manas Petroleum Corporation announces that the Board of Directors has unanimously appointed Dr. Richard Schenz as an Independent Director.

We are pleased to welcome Dr. Richard Schenz as a member of Manas' board," stated Heinz J. Scholz, Manas's Chairman of the Board. "With his experience and expertise as the former CEO of OMV, Central Europe's leading oil and gas company, we see him becoming a valuable contributor to Manas's future."

Dr. Schenz studied technical physics in Vienna and finished with a PhD. In 1969 he started his career with the Austrian oil & gas company OMV, and was its CEO from 1992 to 2001.

In 2001 Dr. Schenz was appointed representative for the Austrian Capital Market by the Austrian government. Additionally Dr. Schenz holds the positions of Vice President of the Austrian Federal Economic Chamber and President of the International Chamber of Commerce in Austria (ICC-Austria). In 2002 he was appointed Chairman of the Austrian commission for Corporate Governance.

Description of the company

Manas Petroleum is an international oil and gas company. Its activities are primarily in SouthEastern Europe, Central Asia and South America.

In Albania Manas has developed a giant exploration project with a total resource potential (P50) of 3 billion barrels (independent resource evaluation, Gustavson, 2008). Manas has also recently signed a PSC with the Albanian government covering 2 blocks, one which includes a light oil discovery. In Kyrgyzstan Manas has signed a US $54 million farm-out agreement with Santos a large independent Australian oil and gas producer covering its 1.2 billion barrels in place, light oil play (independent resource evaluation Scott Pickford, 2005). Drilling is expected to begin imminently. The development of the company's neighboring Tajikistan license is now covered by an option farmin agreement also with Santos where a seismic program was recently completed. In Chile, Manas and US partner IPR farmed out a large natural gas exploration project to a consortium of local operators. Work developing the natural gas exploration play is expected to commence early 2009. In Mongolia the company recently completed a phase 1 geological program which defined structural trends with potential petroleum accumulations in preparation for a planned 2009 seismic program.

Manas Petroleum Corporation is currently listed on the NASDAQ OTC Bulletin Board (MNAP.OB).

Disclaimer

This Press Release contains certain forward-looking statements within the meaning of the

Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this Press Release including such forward looking statements.

Contact:

Bahnhofstr. 9, P.O. Box 155
CH-6341 Baar
Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039
Email: info@manaspete.com
Web: www.manaspete.com